Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS to Request Hearing in Response to NASDAQ Staff Determination Letter

EXTON, PA--(Marketwired – Oct 10, 2013) - WPCS International Incorporated (NASDAQ: WPCS) (“WPCS” or the “Company”), which specializes in design-build engineering services for communications infrastructure, today announced that it received a letter from the Staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), the Company’s common stock would be subject to delisting from The NASDAQ Capital Market due to the Company’s non-compliance with the applicable $2.5 million stockholders’ equity requirement, as set forth in NASDAQ Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”).

Accordingly, the Company plans to timely request a hearing before the Panel, which will stay any suspension or delisting action until at least the issuance of a formal determination by the Panel following a hearing. At the hearing, the Company will request the continued listing of its securities on NASDAQ pending the completion of its plan to regain and sustain compliance with the Stockholders’ Equity Requirement.

The Panel has the discretion to grant the Company an extension of up to 180 days from the date of the Staff’s determination letter, or through April 7, 2014. The Company is diligently pursuing its plan to regain compliance with the Stockholders’ Equity Requirement; however, there can be no assurance that the Panel will grant the Company’s request for continued listing pending the completion of its plan.

Sebastian Giordano, Interim Chief Executive Officer, commented, “The Company believes that it presented a multi-phased plan to the NASDAQ Staff for regaining compliance with the Stockholders’ Equity Requirement, and looks forward to the hearing with the independent NASDAQ Panel to further discuss the plan components and the progress the Company expects to make in executing the Plan. In the meantime, the Company continues to evaluate a number of opportunities for improvement.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The Company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x104

ir@wpcs.com